EXHIBIT A

The undersigned agree that this Amendment 1 to Schedule 13G dated May 15, 2026 relating to the Ordinary Shares, par value NIS 0.04 per share of BrainsWay Ltd. shall be filed on behalf of the undersigned.

MASTERS CAPITAL MANAGEMENT, LLC

By: /s/ Michael Masters

Michael Masters

Managing Member

MICHAEL MASTERS

Date: May 13, 2026